EMPLOYMENT AGREEMENT

This Employment Agreement is entered into as of the date set forth below by and between EAST-WEST BANK, (hereinafter referred to as "Company"), and Wellington Chen hereinafter referred to as "Executive").

W I T N E S S E T H

WHEREAS, in order to insure the successful management of its business, Company desires to avail itself of the experience, skills, abilities and knowledge of Executive; and

WHEREAS, both the Company and the Executive desire to embody the terms and conditions of Executive's employment in this written agreement which supersedes all prior agreements, whether written or oral; and

WHEREAS, the employment, the duration thereof, the compensation to be paid to Executive, and other terms and conditions of employment provided in this Agreement were duly fixed, stated, approved and authorized for and on behalf of the Company by action of its Board of Directors at a meeting held on November 19, 2003, at which meeting a quorum was present and voted.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions, hereinafter set forth, the sufficiency of which is acknowledged, the parties hereto covenant and agree as follows:

1. TERM

Company agrees to employ Executive as Executive Vice President, and Executive hereby accepts employment with Company commencing on November 20, 2003 ("Commencement Date") and shall continue until terminated as set forth below. The period of employment shall be referred to herein as "the Term".

2. DUTIES

2.1 Generally. At the commencement of this Agreement Executive shall serve as Executive Vice President subject to the powers by law vested in the Board of Directors of Company and in Company's shareholders. During the term of this Employment Agreement, Executive shall perform his duties faithfully, diligently and to the best of his ability, consistent with the highest and best standards of the banking industry and in compliance with all applicable laws and the Company's Articles of Association and Bylaws. The Executive may be assigned other titles and job responsibilities at the sole discretion of the Company.

2.2 Performance. Executive shall devote substantially his full energies, interest, abilities and productive time to the business of the Company. Executive shall at all times loyally and conscientiously perform all of these duties and obligations hereunder and shall at all times strictly adhere to and obey, and instruct and require all those working under and with him strictly to adhere and obey, all Company policies and procedures whether written or oral and all applicable federal and state laws, statutes, rules and regulations to the end that the Company shall at all times be in full compliance with such laws, statutes, rules and regulations.

3. COMPENSATION

3.1 Operating Period. During the Term, Executive shall receive an annual base salary in the amount of One Hundred Eighty Thousand Dollars ($180,000) payable in accordance with the normal payroll practices of the Company. Annual salary increases shall be according to Company policy which are based on merit and the Company's financial performance for the previous year. Annual increases are in the sole discretion of the Company.

3.2 Annual Bonus. In addition to the base salary set forth in Section 3.1 hereof, during the Term, Executive may participate in the Company's Management Incentive Program with the opportunity to earn an annual bonus, based upon achievement. Bonus potential is established pursuant to the Management Incentive Program currently at 30% of calendar year base salary earnings prorated for service less than the full twelve (12) month cycle. The percentage may be changed at the sole discretion of the Company with or without notice. Executive shall not receive any bonus if employment is terminated prior to Executive completing any full calendar year and being employed on the bonus payment date, which is generally in the first quarter of the next calendar year; there shall be no proration of bonus earnings. Executive shall not be entitled to receive an annual bonus for service less than a full year, as if Executive joins the Company part way through the year, but the Company will consider a smaller or pro rated bonus depending on length of service during the year.

3.3 Signing Bonus. Executive shall be entitled to receive a signing bonus of $100,000 upon execution of this Agreement by Executive and the Company.

4. EXECUTIVE BENEFITS

4.1 Group Medical and Life Insurance Benefits. During the Term the Company shall provide for Executive, at Company's expense, participation in medical, dental, accident and health, income continuation and life insurance benefits to the same extent that such benefits are available to other executives and eligible employees of the Company. Dependent coverage may be subject to Executive contributions but currently are not. Nothing herein shall imply that the Company may reduce, eliminate or modify existing benefits provisions applicable to all employees.

4.2 Business Expense. Executive shall be entitled to reimbursement by the Company in accordance with Company policy and procedures, for any ordinary and necessary business expenses incurred by Executive in the performance of Executive's duties and in acting for the Company during the Term, which type of expenditures shall be determined by the Board of Directors, provided that executive furnishes to the Company adequate records and other documentary evidence for such expenditures.

4.3 Automobile. Executive shall receive an automobile allowance in the sum of One Thousand Dollars ($1,000.00) per month during the term of this agreement.

4.4 401(k). Executive may participate in the Company's 401(k) Plan subject to the terms and conditions thereof Plan on the first day of the month following his one-year anniversary date.

4.5 Vacation. Executive shall be entitled to a vacation, in accordance with standard Company policies based on Corporate title and length of service, each year during the Term, which vacation presently shall be four (4) weeks and such vacation shall accrue at the rate of 13.33 hours for each month of service under this Agreement. Any vacation time not used may be accrued for use in future years, subject to a maximum accrual balance not to exceed 1 1/2 times annual accrual entitlement.

4.6 LTD (Long Term Disability). Executive will be required to join the Executive Long Term Disability Plan. The Executive Long Term Disability Plan is a contributory plan. All premiums will automatically be paid out of payroll deductions. Participation is mandatory.

4.7 Employee Benefits. Executive shall be entitled to participate in all Company employee benefits available to all employees, subject to meeting standard eligibility requirements.

      Restricted Stock Program. Executive will be granted $210,000 of restricted shares, valued at the closing market price of the shares of the Company on the day before the grant. The restricted stock vests is three-year cliff vesting, such that the grant is subject to continued employment with the Company through the third anniversary of the grant of the shares.

4.9 Benefit Enhancements. Executive will be eligible for all and any benefit enhancements that are made to the executive benefit package.

5. PROPERTY RIGHTS

5.1 Trade Secrets. During the Term, Executive may have access to and become acquainted with various trade secrets which are owned by the Company and which may regularly be used in the operation of the Company. Executive shall not disclose any such trade secrets, directly or indirectly, or use them in any way, during the Term or at any time thereafter, except as required pursuant to the provisions of this Agreement. All such trade secrets, including, but not by way of limitation, any and all files, records, documents, specifications, customer lists and information, employee information and similar items relating to the business of the Company, whether prepared by Executive or otherwise coming into Executive's possession, shall remain the exclusive property of the Company and shall not be removed from the premises of the Company under any circumstances whatsoever without the prior written consent of the Board of Directors.

5.2 Other Property. Under termination of this Agreement, Executive shall immediately deliver to the Board of Directors any and all property in Executive's possession or under Executive's control belonging to the Company, in good condition, ordinary wear and tear and damage by any cause beyond Executive's reasonable control excepted.

6. ADDITIONAL OBLIGATIONS

6.1 Covenant Not to Compete. During the Term, Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer of director, or in any other individual or representative capacity, engage or participate in any business or activity that is in any way in competition in any manner whatsoever with the business of the Company.

7. TERMINATION.

Pursuant to the provisions of all applicable federal and state statutes and regulations including California Labor Code Section 2922, it is the specific intent of the Company and the Executive that the employment shall be "at will", and any and all other provisions of this Agreement to the contrary notwithstanding, Executive's employment hereunder may be terminated as follows:

7.1 Without Cause. In the sole and absolute discretion of the Company for any cause whatsoever; provided, however, that if such termination occurs during the Term, and is for any cause other than those causes particularly described in Sections 7.2 or 7.3 hereof, Executive shall receive a severance payment in the amount equal to six (6) months of the then current annual salary in full and complete satisfaction of any and all rights which Executive might enjoy hereunder other than the right, if any, to exercise any stock options vested prior to such termination.

7.2 Disability. Upon Executive's medical or psychological disability whereby Executive is unable to continue his duties hereunder, the employment is terminated. If such termination occurs as a result of such disability, Executive shall receive severance payment in an amount equal to six (6) months of the annual base salary in effect hereunder at the date of such termination in full and complete satisfaction of any and all rights which Executive might enjoy hereunder other than the right, if any, to exercise any stock options vested prior to such termination.

7.3 With Cause. In the event of Executive's death or willful breach or habitual neglect of his duties and obligations under this Agreement, financial dishonesty, violation of Sections 5 or 6 hereunder, or violation of any other section hereunder not cured upon 30 days notice, conviction of a felony or the closing of the Company under order of regulatory authorities or any other governmental regulator of competent jurisdiction, Executive or Executive's estate shall not receive any severance payment.

7.4. Severance Settlement. Severance payment shall be made in a lump sum, subject to required payroll withholding and IRS Form W-2 reporting.

7.5. Change of Control. If a Change of Control (as defined below) occurs during the term of this Agreement, and if Executive is terminated without cause within twelve (12) months of such Change of Control or if Executive resigns for Just Reason (as defined below) within twelve (12) months of such Change of Control, Executive shall receive a severance payment equal to two times the annual base salary; this severance payment shall be in lieu of the severance payment provided in Section 7.1 of this Agreement or under any severance payment to which Executive would otherwise be entitled to under this Agreement or under any severance program of general application of the Company or any entity which might acquire control of Company.

Change of Control means:

    any date upon which the directors of the Company who were last nominated by the Board of Directors (the "Board") for election as directors cease to constitute a majority of the directors of the Company;

(II) the date of the first public announcement that any person or entity, together with all Affiliates and Associates (as such capitalized terms are defined in Rule 12b-2 promulgated under the Securities and Exchange Act of 1934, as amended (the "Exchange Act")) of such person or entity, shall have become the Beneficial Owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company representing 51% or more of the voting power of the Company (a "51% Stockholder"); provided, however, that the terms "person" and "entity," as used in this clause (B), shall not include (1) the Company or any of its affiliates, (2) any employee benefit plan of the Company or any of its affiliates, (3) any entity holding voting securities of the Company for or pursuant to the terms of any such plan or (4) any person or entity who is a 51% Stockholder on the date of this Agreement or any reorganization of any such person or entity in which the shareholders or other owners are substantially the same as prior to the reorganization.

A resignation shall be deemed to be for Just Reason if Executive resigns within 30 days of any of the following occurring: (i) without the Executive's consent, a reduction by the Company in Executive's base salary or Executive's automobile allowance; (ii) without the Executive's consent, the Company requires the Executive to relocate his principal place of employment more than 35 miles from the location of the Company's current principal executive office at the time of the Change of Control; (iii) without the Executive's consent, Executive's duties are materially reduced.

7.6. General Release of Claims. As a material inducement to the Company to enter into Sections 7.1 and 7.5, Executive hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company and each of the Company's owners, shareholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively "Releasees"), or any of them, from any and all complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, costs, losses, debts and expenses (including attorney's fees and costs actually incurred), of any nature whatsoever, including the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, known or unknown ("Claim" or "Claims"), which Executive now has, owns, or holds, or claims to have, own or hold, or which Executive at any time heretofore had, owned, or held, or claimed to have, own, or hold, or which Executive at any time hereinafter may have, own, or hold, or claim to have, own, or hold, against each or any of the Releasees.

7.7. Civil Code Section 1542. Executive expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California and does so understand and acknowledge the significance and consequence of such specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

8. MISCELLANEOUS.

8.1 Notice. Any and all notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or forty-eight (48) hours after being mailed, certified or registered mail, return receipt requested, postage prepaid, to the addresses set forth below or to such addresses as may from time to time be designated in writing.

East-West Bank

Attention: Human Resources Director

415 Huntington Drive

San Marino, CA. 91108

8.2 Time. Time is of the essence of this Agreement with respect to each and every provision of this Agreement in which time is a factor.

8.3 Entire Agreement. This Agreement sets forth the entire agreement between Executive and the Company pertaining to the subject matter hereof, fully supersedes any and all prior agreements or understandings between Executive and any other persons on behalf of the Company pertaining to the subject matter hereof and no change in modification of or addition, amendment or supplement to this Agreement shall be valid unless set forth is writing and signed and dated by Executive and the Company.

8.4 Further Assurances. Executive and the Company, without the necessity of any further consideration, agree to execute and deliver such other documents and take such other action as may be necessary to consummate more effectively the purposes and subject matter of this Agreement.

8.5 Applicable Law. The existence, validity, construction and operational effect of this Agreement, any and all of these covenants, agreements, representations, warranties, terms and conditions and the rights and obligations of Executive and the Company hereunder shall be determined in accordance with the regulations of the applicable regulatory authorities provided, however, that any provision of this Agreement which may be prohibited by law or otherwise held invalid shall be ineffective only to the extent of such prohibition or invalidity and shall not invalidate or otherwise render ineffective any or all of the remaining provisions of this Agreement.

8.6 Controversy. In the event of any controversy, claim, or dispute between Executive and the Company arising out of or relating to this Agreement, the prevailing party shall be entitled to recover as costs from the non-prevailing party reasonable expenses, including, but not by way of limitation, attorneys' fees and accountant's fees.

8.7 Waiver of Trial by Jury. Company and Executive each hereby knowingly, voluntarily and intentionally waive any right that Company or Executive may have to a trial by jury in any litigation arising in any way in connection with this agreement or otherwise in connection with the employment of Executive at Company, whether arising out of contract, tort, statute, or otherwise.

8.8 Headings and Gender. The section headings used in this Agreement are intended solely for the convenience of reference and shall not in any way or manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions of this Agreement and the masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so indicates or requires.

8.9 Successors. The covenants, agreements, representations, warranties, terms and conditions contained in this Agreement shall be binding upon and insure to the benefit of the successors and assigns of Executive and the Company, provided however, that Executive may not assign any or all of his rights or duties hereunder except upon the prior written consent of the Board of Directors in its sole and absolute discretion.

DATED: November 20, 2003

EAST-WEST BANK

By:_______________________________

_______________________________

EXECUTIVE